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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders of AboveNet Communications Inc.:

     We consent to the use in this Amendment No. 1 to Registration Statement No. 333-75795 of AboveNet Communications Inc. on Form S-1 of our report dated
August 7, 1998 (December 4, 1998 as to the first eight paragraphs of Note 12 and March 31, 1999 as to the last seven paragraphs of Note 12) appearing in the Prospectus, which is part of this Registration Statement, and of our report dated August 7, 1998 relating to the financial statement schedule appearing elsewhere in this Registration Statement. We also consent to the references to us under the headings "Selected Financial Data", "Experts" and "Change in Accountants" in such Prospectus.

DELOITTE & TOUCHE LLP

San Jose, California
April 13, 1999